Exhibit 3.03(a)

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

FIRST:	The name of the limited liability company is Alliance Surgery Biloxi, L.L.C.

SECOND:	The address of its registered agent in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, DE 19808. The name of the Registered Agent is Corporation Service Company.

THIRD:	The latest date on which the limited liability company is to dissolve is February 14, 2055.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Alliance Surgery Biloxi, L.L.C. this 14th day of February, 2005.

/s/ Charlotte A. Larkin
Charlotte A. Larkin
Authorized Person